Exhibit 3.11

VACCINEX, INC.

SERIES B1 CONVERTIBLE PREFERRED STOCK

CERTIFICATE OF DESIGNATION

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Vaccinex, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that pursuant to the authority vested in the Board of Directors of the Corporation by its Certificate of Incorporation, as amended, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, by unanimous written consent, adopted the following resolution which remains in full force and effect as of the date hereof:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) by its Certificate of Incorporation, as amended and restated, (hereinafter referred to as the “Certificate of Incorporation”), the Board of Directors does hereby create, authorize and provide for the issuance of Series B1 Convertible Preferred Stock, par value $0.001 per share, consisting of 3,350,000 shares, having the following designations, preferences and relative and other special rights, qualifications, limitations and restrictions:

1. Designation of Series. Three million three hundred and fifty thousand (3,350,000) shares of the Corporation’s authorized but unissued Preferred Stock, $0.001 par value, are hereby designated as a series of Preferred Stock to be known as “Series B1 Convertible Preferred Stock” (hereinafter referred to as “Series B1 Convertible Preferred Stock”), which shall have the voting powers, limitations, rights and preferences set forth herein. Certain capitalized terms used herein are defined in Section 11 below.

2. Dividends.

(a) The holders of the Series B1 Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any funds legally available therefor and prior and in preference to any dividends being declared or paid on Series A Convertible Preferred Stock or Common Stock and pari passu on a ratable basis with any dividends being declared or paid on Series B Convertible Preferred Stock, preferential dividends in cash at the rate of eight percent per share per annum of the stated value thereof. For such purpose, the “stated value” of each share of Series B1 Convertible Preferred Stock shall be $1.55 (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination of shares, reclassification or similar event with respect to the Series B1 Convertible Preferred Stock). Such dividends shall be cumulative and shall accrue on each anniversary of the Original Issue Date, whether or not earned or declared and whether or not in any fiscal year there shall be net profits or surplus available for the payment of dividends in such fiscal year. The Corporation shall not declare or pay any dividends to the holders of Series A Convertible Preferred Stock or Common Stock unless and until the Corporation shall have paid the holders of Series B1 Convertible Preferred Stock dividends in accordance with this Section 2.

(b) At the time of conversion of any shares of Series B1 Convertible Preferred Stock pursuant to Section 4, any dividend accrued but not declared on such Series B1 Convertible Preferred Stock shall not be paid by the Corporation and shall be deemed forfeited as of the effective date of such conversion.

3. Liquidation.

(a) Liquidation Preference. Upon any Sale of the Corporation (other than a Qualified Sale of the Corporation), liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each a “Liquidation Event”), holders of the shares of Series B1 Convertible Preferred Stock shall be entitled to be paid, after payment or provision for payment of the debts and other liabilities of the Corporation and before (i) any distribution or payment is made upon any shares of the Series A Convertible Preferred Stock or upon any shares of Common Stock and (ii) pari passu with any distribution or payment being declared or paid on Series B Convertible Preferred Stock, determined on a pro rata basis based on aggregate stated value, the sum of $1.55 per share plus all accrued and unpaid dividends due to the holders of the Series B1 Convertible Preferred Stock (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Series B1 Convertible Preferred Stock) for each share of Series B1 Convertible Preferred Stock then held by such stockholder (the “Series B1 Liquidation Amount”). If the assets to be distributed among the holders of Series B1 Convertible Preferred Stock upon a Liquidation Event are insufficient to permit payment of the entire Series B1 Liquidation Amount, then all assets of the Corporation to be distributed shall be distributed ratably among the holders of Series B1 Convertible Preferred Stock, Series B Convertible Preferred Stock and the holders of any other series of pari passu preferred stock of the Corporation. Upon any Liquidation Event and after the holders of Series B1 Convertible Preferred Stock have been paid the entire Series B1 Liquidation Amount, the remaining net assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Series A Convertible Preferred Stock (on an as-converted basis) and the holders of Common Stock in accordance with Section 5(c)(ii)(A) of the Certificate of Incorporation.

(b) Sale of the Corporation not a Liquidation Event. Notwithstanding Section 3(a), a Sale of the Corporation shall not be deemed to be a Liquidation Event if the holders of at least fifty percent (50%) of the Series B1 Convertible Preferred Stock elect to waive the provisions of Section 3(a) with respect to such Sale of the Corporation.

(c) Notice. Prior to the occurrence of any Liquidation Event, the Corporation will furnish each holder of Series B1 Convertible Preferred Stock notice in accordance with Section 5 hereof, together with a certificate prepared by the chief financial officer of the Corporation describing in detail the facts of such Liquidation Event, stating in reasonable detail the per share amount each holder of Series BI Convertible Preferred Stock will receive pursuant to the provisions of Section 3(a) hereof and stating in reasonable detail the facts upon which such amount was determined.

4. Conversion.

(a) Optional Conversion. Subject to the terms and conditions hereof, a holder of shares of Series B1 Convertible Preferred Stock may, at such holders’ option, at any time and from time to time convert some or all shares of Series B1 Convertible Preferred Stock, without the payment of any additional consideration, into the number of shares of Common Stock which results from (i) multiplying the aggregate number of shares of Series B1 Convertible Preferred Stock to be converted by (ii) the quotient obtained by dividing (1) $1.55 (the “Series B1 Purchase Price”) by (2) the Series B1 Conversion Price (as defined in this Section 4(a)) then in effect at the time of conversion. The “Series B1 Conversion Price” shall be initially $1.55 subject to adjustment, from time to time, as provided in Section 4(f). Notwithstanding the foregoing and anything else to the contrary contained herein, the right of a holder of the Series B1 Convertible Preferred Stock to convert any such shares of Series B1 Convertible Preferred Stock shall terminate at the close of business on the last full business day that immediately precedes the date fixed for payment of a Series B1 Liquidation Amount; provided, however, that, in the event the Corporation does not pay such holder the entire Series B1 Liquidation Amount due such holder for each share of Series B1 Preferred Stock held by such holder, such holder’s right to convert under this Section 4(a) shall not be terminated with respect to that number of shares of Series B1 Convertible Preferred Stock equal to the amount of the aggregate Series B1 Liquidation Amount not paid by the Corporation to the holder divided by the Series B1 Purchase Price.

(b) Mandatory Conversion. Upon the earlier of (i) the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act, or any comparable statement under any similar United States federal statute then in force, covering the offer and sale of Common Stock for the account of the Corporation to the public at an offering price per share of not less than two times the then applicable Series B1 Conversion Price and with gross proceeds to the Corporation of not less than $15,000,000 (a “Qualified Public Offering”), (ii) a Qualified Sale of the Corporation, (iii) the affirmative vote of the holders of a majority of the then outstanding shares of Series B1 Convertible Preferred Stock to convert and notice thereof to the Corporation and other holders of Series B1 Convertible Preferred Stock (the “Series B1 Conversion Election Notice”), or (iv) the affirmative, vote of two-thirds of the holders of then outstanding shares of Series B1 Convertible Preferred Stock and Series B Convertible Preferred Stock to convert, voting together as a single class on an as converted basis and notice thereof to the Corporation and other holders of Series B1 Convertible Preferred Stock and of Series B Convertible Preferred Stock, each share of Series B1 Convertible Preferred Stock shall automatically convert, without the payment of any additional consideration, into shares of Common Stock at the Series B1 Conversion Price then in effect as if the holders thereof had exercised their right to convert under Section 4(a) hereof. The Corporation shall give the holders of Series B1 Convertible Preferred Stock notice of its intent to complete Qualified Public Offering at least 30 days before the anticipated closing date of such offering and promptly after the closing of such an offering.

(c) Conversion Procedure. A holder of shares of Series B1 Convertible Preferred Stock shall exercise the conversion rights contained in Section 4(a) hereof by giving written notice of the date upon which such holder elects to convert a stated number of shares of Series B1 Convertible Preferred Stock into Common Stock. Such a notice shall be sent to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the Series B1 Convertible Preferred Stock) at any time during its usual business hours, together with a statement of the name or names (with address(es)) in which the certificate or certificates for shares of Common Stock shall be issued. Such conversion of Series B1 Convertible Preferred Stock shall be effective as of (i) the date the Corporation received both such holder’s written notice to convert and the certificate(s) for the share or shares of Series B1 Convertible Preferred Stock to be converted or (ii) such later date as shall be specified in such notice. In the event of any conversion under Sections 4(a) or 4(b) hereof, the holder shall surrender the certificate or certificates for the shares to be converted to the Corporation in the same manner.

(d) Issuance of Certificates; Time Conversion Effected.

(i) Promptly after the Corporation receives (1) the certificate or certificates for the share or shares of Series B1 Convertible Preferred Stock to be converted, and (2) if the conversion is being made under Section 4(a) hereof, the written notice referred to in Section 4(c), the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series B1 Convertible Preferred Stock.

(ii) A conversion of Series B1 Convertible Preferred Stock shall be effective (1) in the case of conversion pursuant to Section 4(a) hereof, as of the date of receipt by the Corporation of such holder’s written notice referred to in Section 4(c) and the certificate(s) for the share or shares of Series B1 Convertible Preferred Stock to be converted or such later date as shall be specified in such notice and (2) in the case of an automatic conversion pursuant to Section 4(b) hereof, immediately prior to the closing of the Qualified Public Offering or a Qualified Sale of the Corporation, if and as applicable, or upon the date specified in the Series B1 Conversion Election Notice, if and as applicable. On and after the effective date of conversion, the person or persons entitled to receive the Common Stock shall, subject to compliance with the conversion procedures in Section 4(c) hereof, be treated for all purposes as the record holder or holders of such shares of Common Stock.

(e) Fractional Shares; Dividends; Partial Conversion. No fractional shares may be issued upon conversion of the Series B1 Convertible Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. At the time of each conversion, the Corporation shall pay in cash an amount equal to all dividends, if any, declared but unpaid on the shares surrendered for conversion to the date upon which such conversion is deemed to take place as provided in Section 4(d) hereof. In case the number of shares of Series B1 Convertible Preferred Stock represented by the certificate or certificates surrendered pursuant to Section 4(d) hereof exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder thereof, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series B1 Convertible Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional interest in a share of Common Stock would, except for the provisions of the first sentence of this Section 4(e), be deliverable upon any such conversion, the Corporation, in lieu of delivery of the fractional share thereof, shall pay to the holder surrendering the Series B1 Convertible Preferred Stock for conversion an amount in cash equal to the fair market value of such fractional interest as determined in good faith by the Board of Directors of the Corporation.

(f) Conversion Adjustments.

(i) Stock Dividends, Subdivisions and Combinations. Upon the issuance of additional shares of Common Stock (other than any Series B1 Excluded Shares) as a dividend or other distribution on outstanding Common Stock, the subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or the combination of outstanding shares of Common Stock into a smaller number of shares of the Common Stock, the Series B1 Conversion Price shall, simultaneously with the happening of such dividend, subdivision or split be adjusted by multiplying the then effective Series B1 Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event. An adjustment made pursuant to this Section 4(f)(i) shall be given effect, upon payment of such a dividend or distribution, as of the record date for the determination of stockholders entitled to receive such dividend or distribution (on a retroactive basis) and in the case of a subdivision or combination shall become effective immediately as of the effective date thereof.

(ii) Sale of Common Stock.

(1) In the event the Corporation shall issue, sell or exchange, after the First Issue Date, any shares of Common Stock (including shares held in the Corporation’s treasury but excluding the issuance of any of the Series B I Excluded Shares), for a consideration per share less than the Series B1 Conversion Price in effect immediately prior to the issuance, sale or exchange of such shares, then, and thereafter successively upon each such issuance, sale or exchange, the Series B1 Conversion Price in effect immediately prior to the issuance, sale or exchange of each share of Series B1 Convertible Preferred Stock shall promptly be reduced to an amount determined by multiplying such Series B1 Conversion Price by a fraction:

(A) the numerator of which shall be (x) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such additional shares of Common Stock (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any then outstanding Series B1 Convertible Preferred Stock, Series B Convertible Preferred Stock, Series A Convertible Preferred Stock, options, warrants, rights or convertible securities), plus (y) the number of shares of Common Stock which the net aggregate consideration received by the Corporation for the total number of such additional shares of Common Stock so issued would purchase at the Series B1 Conversion Price (prior to adjustment), and

(B) the denominator of which shall be (x) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such additional shares of Common Stock (excluding treasury shares but including all shares of Common Stock, issuable upon conversion or exercise of any then outstanding Series B1 Convertible Preferred Stock, Series B Convertible Preferred Stock, Series A Convertible Preferred Stock, options, warrants, rights or convertible securities), plus (y) the number of such additional shares of Common Stock so issued.

(2) Notwithstanding the foregoing, in the event the Corporation shall at any time or from time to time during the Reference Period, issue, sell or exchange any shares of Common Stock (including shares held in the Corporation’s treasury but excluding the issuance of any of the Series B1 Excluded Shares), for a consideration per share less than the Series B1 Conversion Price in effect immediately prior to the issuance, sale or exchange of such shares, then, and thereafter successively upon each such issuance, sale or exchange during the Reference Period, the Series B1 Conversion Price in effect immediately prior to the issuance, sale or exchange of each share of Series B Convertible Preferred stock shall promptly be reduced to an amount equal to the consideration per share in such issuance, sale or exchange.

(iii) Sale of Options, Rights or Convertible Securities.

(1) In the event the Corporation shall issue, after the First issue date, options, warrants or rights to subscribe for shares of Common Stock, directly or indirectly (other than any Series B1 Excluded Shares), or issue any securities convertible into or exchangeable for shares of Common Stock (other than any Series B1 Excluded Shares), directly or indirectly, for a consideration per share (determined by dividing the Net Aggregate Consideration (as determined below) by the aggregate number of shares of Common Stock that would be issued if all such options, warrants, rights or convertible securities were exercised or converted to the fullest extent permitted by their terms) less than the Series B1 Conversion Price in effect immediately prior to the issuance of such options or rights or convertible or exchangeable securities, the Series B1 Conversion Price in effect immediately prior to the issuance of such options, warrants or rights or securities shall be reduced to an amount determined by multiplying such Series B1 Conversion Price by a fraction:

(A) the numerator of which shall be (x) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such options, right or convertible securities (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding Series B1 Convertible Preferred Stock, Series B Convertible Preferred Stock, Series A Convertible Preferred Stock, options, warrants, rights or convertible securities), plus (y) the number of shares of Common Stock which the total amount of consideration received by the Corporation for the issuance of such options, warrants, rights or convertible securities, plus the minimum amount set forth in the terms of such security as payable to the Corporation upon the exercise or conversion thereof (the “Net Aggregate Consideration”) would purchase at the Series B1 Conversion Price prior to adjustment, and

(B) the denominator of which shall be (x) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such options, warrants, rights or convertible securities (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding Series B1 Convertible Common Stock, Series B Convertible Preferred Stock, Series A Convertible Preferred Stock, options, warrants, rights or convertible securities), plus (y) the aggregate number of shares of Common Stock that would be issued if all such options, warrants, rights or convertible securities were exercised or converted.

(2) Notwithstanding the foregoing, in the event the Corporation shall at any time or from time to time during the Reference Period, issue options, warrants or rights to subscribe for shares of Common Stock, directly or indirectly (other than any Series B1 Excluded Shares), or issue any securities convertible into or exchangeable for shares of Common Stock, directly or indirectly (other than any Series B1 Excluded Shares), for a consideration per share (determined by dividing the Net Aggregate Consideration (as determined above) by the aggregate number of shares of Common Stock that would be issued if all such options, warrants, rights or convertible or exchangeable securities were exercised or converted to the fullest extent permitted by their terms) less than the Series B1 Conversion Price in effect immediately prior to the issuance of such securities, the Series B1 Conversion Price in effect immediately prior to the issuance of such options, warrants, rights or convertible or exchangeable securities shall be reduced to an amount equal to the consideration per share in such issuance.

(iv) Expiration or Change in Price. If the consideration per share provided for in any options or rights to subscribe for shares of Common Stock or any securities exchangeable for or convertible into shares of Common Stock (except for Series B1 Excluded Shares) changes at any time, the Series B1 Conversion Price in effect at the time of such change shall be readjusted to the Series B1 Conversion Price which would have been in effect at such time had such options or convertible securities provided for such changed consideration per share (determined as provided in Section 4(f)(iii) hereof), at the time initially granted, issued or sold; provided, that such adjustment of the Series B1 Conversion Price will be made only as and to the extent that the Series B1 Conversion Price effective upon such adjustment remains less than or equal to the Series B1 Conversion Price that would be in effect if such options, rights or securities had not been issued. No adjustment of the Series B1 Conversion Price shall be made under this Section 4(f) upon the issuance of any additional shares of Common Stock which are issued pursuant to the exercise of any warrants, options or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible securities if an adjustment shall previously have been made upon the issuance of such warrants, options or other rights. Any adjustment of the Series B1 Conversion Price shall be disregarded and rescinded if, as, and when the rights to acquire shares of Common Stock upon exercise or conversion of the warrants, options, rights or convertible securities which give rise to such adjustment expire or are canceled without having been exercised, so that the Series B1 Conversion Price effective immediately upon such cancellation or expiration shall be equal to the Series B1 Conversion Price in effect at the time of the issuance of the expired or canceled warrants, options, rights or convertible securities, with such additional adjustments as would have been made to that Series B1 Conversion Price had the expired or canceled warrants, options, rights or convertible securities not been issued.

(v) Discretionary Adjustments. The Corporation shall also be entitled to make upward adjustments in the Series B1 Conversion Price as it in its discretion shall determine to be advisable, so that any stock dividends, subdivisions of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock (or any transaction which could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended) hereafter made by the Corporation to its stockholders shall not be taxable to such stockholders.

(vi) Limitations on Adjustments. No adjustment in the Series B1 Conversion Price shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustments which by reason of this Section 4(f)(vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustments. Any adjustment in the Series B1 Conversion Price shall apply, upon issuance, to shares of Series B1 Preferred Stock which have been authorized but not issued.

(vii) Computation of Adjustments; Notice. Whenever the Series B1 Conversion Price is adjusted as herein provided, the Corporation shall:

(1) promptly compute the adjusted Series B1 Conversion Price in accordance herewith and prepare a certificate signed by an officer of the Corporation setting forth the adjusted Series B1 Conversion Price, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based; and

(2) mail a notice to the holders of the outstanding shares of the Series B1 Convertible Preferred Stock stating that the Series B1 Conversion Price has been adjusted, the facts requiring such adjustment and upon which such adjustment is based and setting forth the adjusted Series B1 Conversion Price, such notice to be mailed at or before the time the Corporation mails an interim statement to its stockholders covering the fiscal quarter during which the facts requiring such adjustment occurred, but in any event within 45 days of the end of such fiscal quarter.

5. Other Notices. If an Extraordinary Transaction or a Liquidation Event occurs or will likely occur, then the Corporation shall give, by registered or certified first class mail, return receipt requested, by a nationally recognized courier service, in each case, postage prepaid, or by personal delivery, addressed to each holder of any shares of Series B1 Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least 30 days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining tights to vote in respect of any such Extraordinary Transaction or a Liquidation event, and (b) in the case of any such Extraordinary Transaction or a Liquidation Event, at least 30 days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Extraordinary Transaction or a Liquidation Event, as the case may be; provided, however, that in the event of an increase in the Series B1 Conversion Price resulting from any distribution, subscription rights or dividend declared by the Corporation, each holder of Series B1 Convertible Preferred Stock shall have the option to receive either the distribution, subscription rights or dividend or a decrease in the Series B1 Conversion Price. In no such event shall such holder receive a distribution, subscription rights or dividend and the decrease in the Series B1 Conversion Price. In its notice to stockholders pursuant to this Section 5, the Corporation shall enclose a prepaid self-addressed envelope containing a form with which such stockholder may choose either the distribution, subscription rights or dividend or the decrease in Series B1 Conversion Price. In the event said form is not returned to the Corporation by the stockholder in ten business days, said stockholder shall be deemed to have chosen to receive the distribution, subscription rights or declared dividend. The decrease in the Series B1 Conversion Price shall be calculated by subtracting from the Series B1 Conversion Price then in effect an amount equal to the fair market value (as determined by the Board of Directors of the Corporation in good faith) of the distribution, subscription rights or declared dividend offered to each holder of Series B1 Convertible Preferred Stock as provided in this Section 5.

6. Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock or its treasury shares, solely for the purpose of issue upon the conversion of the Series B1 Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series B1 Convertible Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens, preemptive rights and charges with respect to the issue thereof and, without limiting the generality of the foregoing, the Corporation will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times at a value which will not in any way restrict or limit the conversion of the Series B1 Convertible Preferred Stock. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Corporation may be listed. The Corporation will not take any action which results in any adjustment of the Series B1 Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series B1 Convertible Preferred Stock would exceed the total number of shares of Common Stock authorized by the Corporation’s Certificate of Incorporation.

7. No Reissuance of Series B1 Convertible Preferred Stock. Shares of Series B1 Convertible Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

8. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of the Series B1 Convertible Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the holders surrendering the certificates shall be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series B1 Convertible Preferred Stock which is being converted.

9. Closing of Books. The Corporation will at no time close its transfer books against the transfer of any shares of Series B1 Convertible Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series B1 Convertible Preferred Stock in any manner which interferes with the timely conversion as provided herein of such Series B1 Convertible Preferred Stock.

10. Voting. Except as otherwise required by law or the Corporation’s Certificate of Incorporation, (a) the holders of Preferred Stock and the holders of Common Stock shall be entitled to notice of any stockholders meeting in accordance with the Bylaws of the Corporation and to vote upon any matter submitted to the stockholders for a vote as follows: (i) the holders of Preferred Stock shall have one vote for each full share of Common Stock into which their respective shares of Preferred Stock are convertible on the record date for the vote and (ii) the holders of Common Stock shall have one vote per share of Common Stock and (b) the holders of the Preferred Stock and the holders of Common Stock will vote as a single class on all matters. Notwithstanding anything contained in this Agreement, the terms of the Series B1 Convertible Preferred Stock may only be amended in a way that is materially adverse to the holders of the Series B1 Convertible Preferred Stock with the consent of at least 51% of the holders of Series B1 Convertible Preferred Stock that purchased shares of Series B1 Convertible Preferred on the First Issue Date.

11. Definitions. As used in this Certificate of Designation, the following terms have the following meanings for purposes of this Certificate of Designation:

(a) “Capital Stock” means any capital stock of any class or series (however designated) of the Corporation.

(b) “First Issue Date” means the earliest date on which shares of the Series B1 Convertible Preferred Stock are first issued by the Corporation.

(c) “Original Issue Date” means the date that the applicable shares of the Series B1 Convertible Preferred Stock are issued by the Corporation.

(d) “Person” means an individual, partnership, corporation, association, trust, joint venture, unincorporated organization and any government, governmental department or agency or political subdivision thereof.

(e) “Qualified Sale of the Corporation” means any Sale of the Corporation whereby each share of Common Stock then issued and outstanding (including for such purposes, all shares of Common Stock then issuable upon the conversion of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series B1 Convertible Preferred Stock and any other class or series of Preferred Stock then issued and outstanding and all shares of Common Stock then issuable upon the conversion or exchange of any options, warrants or rights to subscribe for shares of the Corporation’s Capital Stock directly or indirectly) is entitled to receive gross proceeds from such transaction, on a per share basis, having a fair market value (as determined by the Board of Directors of the Corporation in good faith) of not less than two times the then applicable Series B1 Conversion Price.

(f) “Reference Period” means the period beginning on the First Issue Date and terminating upon the earlier to occur of (i) the closing date of any Corporation financing round in which the Corporation issues shares of its preferred stock to investors and which results in gross proceeds to the Corporation of $4,000,000 or (ii) the eighteen month anniversary of the First Issue Date.

(g) “Sale of the Corporation” means: (a) a merger or consolidation of the Corporation into or with any other Person or Persons who are not affiliates of the Corporation in which the stockholders of the Corporation immediately prior to such merger or consolidation possess less than a majority of the Corporation’s or the surviving entity’s issued and outstanding voting Capital Stock immediately after such merger or consolidation; (b) a single transaction or a series of transactions pursuant to which at least a majority of the issued and outstanding voting Capital Stock of the Corporation is acquired by a Person or group of affiliated Persons who did not hold (and whose affiliates did not hold) any of the issued and outstanding voting Capital Stock of the Corporation as of the First Issue Date; or (c) a single transaction or series of transactions pursuant to which a Person or Persons who are not affiliates of the Corporation acquire all or substantially all of the assets of the Corporation. Notwithstanding the foregoing, any offering by the Corporation of its Common Stock to the public pursuant to an effective registration statement under the Securities Act, or any comparable statement under any similar United States federal statute then in force having such an effect and any issuance of Capital Stock by the Corporation in a bona fide capital raising transaction having such an effect shall not be a “Sale of the Corporation” hereunder.

(h) “Series B1 Excluded Shares” means any (i) Capital Stock offered in any offering by the Corporation of its Common Stock to the public pursuant to an effective registration statement under the Securities Act, or any comparable statement under any similar United States federal statute then in force; (ii) Capital Stock issued pursuant to the acquisition of another Person by the Corporation by merger, consolidation, amalgamation, exchange of shares, the purchase of substantially all of the assets or otherwise; (iii) Capital Stock issued pursuant to a joint venture or strategic alliance by the Corporation with another Person; (iv) Capital Stock or warrants or options to acquire Capital Stock issued to Persons as partial consideration for debt financing or lease financing; (v) shares of Common Stock, issued or issuable to any Person as an employee, director or officer of, or consultant or service provider to, the Corporation pursuant to a stock purchase or stock option plan or other employee stock arrangement of the Corporation and any shares of Common Stock issued upon the exercise thereof; (vi) Capital Stock issued to the Corporation’s stockholders pro rata in connection with any stock split, stock dividend or recapitalization by the Corporation; (vii) Capital Stock issued pursuant to the exercise or conversion of options, warrants or rights to subscribe for shares of the Corporation’s Capital Stock, directly or indirectly, outstanding as of the date hereof; (viii) shares of the Corporation’s Capital Stock or options, warrants or rights to subscribe for shares of the Corporation’s Capital Stock, directly or indirectly approved for issuance by the holders of a majority of the then outstanding shares of Series A Convertible Preferred stock, the holders of a majority of the then outstanding shares of Series B Convertible Preferred Stock and the holders of a majority of the then outstanding shares of Series B1 Convertible Preferred Stock, each voting separately as a single class, (ix) securities issued in replacement of any securities issued pursuant to the preceding subsections (i) — (viii), (x) shares of Common Stock issued upon conversion or exchange of any Capital Stock, or (xi) the authorized but unissued shares of Series B1 Convertible Preferred Stock.

All capitalized terms used and not defined herein shall have the meanings given to them in the Amended and Restated Certificate of Incorporation of Vaccinex, Inc.

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IN WITNESS WHEREOF, Vaccinex, Inc. has caused this Certificate to be signed by Maurice Zauderer, its President, this 5th day of November, 2004.

VACCINEX, INC.

By:	/s/ Maurice Zauderer
Name:	Maurice Zauderer
Title:	President

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